Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

by and between

RANGE KENTUCKY HOLDINGS LLC

as Seller,

and

ALAMO ENERGY CORP.

as Buyer,

for the purchase and sale of

all of the member interests of

KYTX OIL AND GAS, LLC

a Kentucky Limited Liability Company

and

KYTX PIPELINE, LLC,

a Kentucky Limited Liability Company

and

KYTX DRILLING COMPANY, LLC,

a Kentucky Limited Liability Company

Dated as of April  12, 2011

PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 12, 2011 (the “Execution Date”), by and among Range Kentucky Holdings LLC, a Wyoming limited liability company (the “Seller” or “Range”), and Alamo Energy Corp., a Nevada corporation (“Alamo” or “Buyer”).  Range and Alamo are referred to collectively herein as the “Parties” and individually as a “Party.”  Capitalized terms not otherwise defined shall have the meanings assigned to such terms in Article X.

WITNESSETH:

WHEREAS, Range owns all of the member interests (the “Member Interests”) in, and is the sole member of: (i) KYTX Oil and Gas, LLC, a Kentucky limited liability company (“KYTX”); (ii) KYTX Pipeline, LLC, a Kentucky limited liability company (“Pipeline”); and (iii) KYTX Drilling Company, LLC, a Kentucky limited liability company (“Drilling”) (“KYTX,” “Pipeline,” and “Drilling” are sometimes referred to as the “Operating Entities”); and

WHEREAS, Buyer desires to purchase the Member Interests from Range and to become the sole member of KYTX, Pipeline, and Drilling, and Range desires to sell the Member Interests to Buyer and to cease to be a member of KYTX, Pipeline, and Drilling upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE

Section 1.1.Agreement to Sell and to Purchase.

(a) On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Purchase Price (as hereinafter defined) Range shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Range, the Member Interests, free and clear of any pledges, restrictions on transfer, proxies, voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever (“Encumbrances”), except for (1) restrictions on transfer arising under applicable securities Laws; (2) the applicable terms and conditions of the Limited Liability Company Agreement of each of KYTX, Pipeline and Drilling (the “LLC Agreements”); (3) the matters listed on Schedule 1.1(a); and (4) Encumbrances that result from the actions of Buyer.

(b) The closing of the sales and purchases set forth in Section 1.1(a) (the “Closing”) shall take place at Buyer’s office in 10497 Town and Country Way, Ste. 820 Houston, TX 77024, Houston, Texas (or at such other place as the Parties shall agree in writing) on the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  Regardless of the Closing Date, the transactions contemplated herein shall be effective, as of February 1, 2011 (the “Effective Date”).

(c) Buyer hereby agrees that effective simultaneously with the Closing and its acquisition of the Member Interests, it will be bound by and subject to the terms and conditions of the LLC Agreements.

(d) Buyer hereby agrees that effective simultaneously upon consummation of the Closing and the delivery of the Member Interests Assignments for the Member Interests of the Operating Entities, Buyer will assume and agree to pay, perform and discharge when due all of the duties and liabilities of the Operating Entities, from and after the consummation of the Closing.  Effective simultaneously with the Closing, Range will cause Buyer to be admitted as the member of the Operating Entities with the right to participate in the management of the business and affairs, and to exercise the rights and powers of a member, of each, and concurrently therewith Range will cease to be the member of each and cease to have or exercise any right or power as a member of the Operating Entities.  The assignment and transfer of the Member Interests, the admission of Buyer as a member of KYTX, Pipeline, and Drilling, and Range ceasing to be a member of the Operating Entities, will not dissolve any of them, and they will continue without dissolution subsequent to the Closing.

Section 1.2.Deliveries at Closing.

(a) Prior to Closing, the Parties shall take the following actions, and at the Closing, the Seller shall make the following deliveries to Buyer and take the following further actions:

(i) Transfer of Membership Interests.  Assignments in a form to be agreed upon by the Parties, evidencing the assignment, transfer and delivery to Buyer of the Member Interests, duly executed by Range (the “Member Interests Assignments”).

(ii) Additional Shares Agreement.  A counterpart of the Additional Shares Agreement attached hereto as Exhibit 1.2(a)(ii).

(iii) FIRPTA Certificates.  Range will deliver to Buyer a duly executed certificate meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that Range is not a “foreign person” within the meaning of Section 1445 of the Code.

(iv) Closing Certificates.  The officers’ certificates contemplated by Section 6.2(d), Section 6.2(e) and Section 6.2(f), in each case, executed by a duly authorized executive officer of Range.

(v) Resignations.  Duly executed copies of the resignations of each of the managers of KYTX, Pipeline and Drilling.

(vi) Development Agreement.  A counterpart of the Development Agreement, attached hereto as Exhibit 1.2(a)(vi) (“Development Agreement”) duly executed by Seller.

(vii) Accounting Services Agreement.  A counterpart of the Accounting Services Agreement, attached hereto as Exhibit 1.2(a)(vii).

(viii) Registration Rights Agreement.  A counterpart of the Registration Rights Agreement (as hereafter defined) duly executed by Seller.

(ix) Lock-Up Agreement.  A counterpart of the Lock-Up Agreement (as hereafter defined) duly executed by Seller.

(x) Financial Information. The QuickBook files for the Operating Entities for the fiscal years ending December 31, 2010 and December 31, 2009, as prepared by management of the Operating Entities.

(b) At the Closing, the Buyer shall make the following deliveries to Seller and take the following further actions:

(i) Purchase Price.  At the Closing, the Buyer shall make payment to the Seller of the Cash Portion (as hereinafter defined) of the Purchase Price.

(ii) Consideration Shares.  Alamo shall issue and deliver to such Person or Persons designated in writing by the Seller shares of common stock of Buyer (the “Consideration Shares”) comprising the Equity Portion of the Purchase Price, as provided in Section 1.3 below.

(iii) Development Agreement.  A counterpart of the Development Agreement duly executed by Buyer.

(iv) Additional Shares Agreement.  A counterpart of the Additional Shares Agreement duly executed by Buyer.

(v) Accounting Services Agreement.  A counterpart of the Accounting Services Agreement duly executed by Buyer.

(vi) Closing Certificates.  The officers’ certificates contemplated by Section 6.3(b)(ii), and Section 6.3(c), in each case, executed by a duly authorized executive officer of Buyer.

(vii) Registration Rights Agreement.  A counterpart of the Registration Rights Agreement (as hereafter defined) duly executed by Buyer.

(viii) Lock-Up Agreement.  A counterpart of the Lock-Up Agreement (as hereafter defined) duly executed by Buyer.

Section 1.3.Purchase Price.  The Purchase Price will be comprised of a Cash Portion and an Equity Portion as provided herein.  The Purchase Price shall be Six Million Seven Hundred Seventy-Five Thousand Dollars ($6,775,000), which shall consist of Four Hundred Thousand Dollars ($400,000) (“Cash Portion”) payable to Seller as specified below and Six Million Three Hundred Seventy-Five Thousand Dollars ($6,375,000) payable to Seller in shares of Buyer’s common stock (“Equity Portion”) (the Cash Portion and the Equity Portion shall collectively be referred to as the “Purchase Price”).  The “Cash Portion” shall be $400,000 paid by wire transfer to the Seller in immediately available funds made to such bank account or accounts as designated in writing by the Seller.  The “Equity Portion” shall be calculated based on a per share price of $.75 per share (“Per Share Price”), such that Buyer shall issue to Seller eight million five hundred thousand (8,500,000) shares of Alamo common stock (Stock symbol: ALME.OB) valued at $.001 per share (the “Consideration Shares”).

Section 1.4.Downside Price Protection.  Pursuant to the terms of the Additional Shares Agreement, five million five hundred thousand (5,500,000) shares of the Equity Portion shall be subject to the downside price protection for a period of twenty four (24) months following the Closing Date (the “Protection Period”), such that if the 10-day volume weighted average price (VWAP) of Alamo Stock (the “10-Day VWAP”) is less than $.075 per share, then the Per Share Price shall be adjusted immediately thereafter so that the Price Per Share shall equal the 10-Day VWAP.  Whenever any adjustment is made pursuant to this Section 1.4, the number of shares of common stock issuable pursuant to Equity Portion shall be adjusted by multiplying the number of shares of common stock issuable hereunder by the Per Share Price and dividing the product so obtained by the 10-Day VWAP, and such additional shares shall be delivered to the Seller.

Section 1.5.Registration Rights.  Buyer and Seller agree that Buyer shall, at its expense, file with the SEC a registration statement on an appropriate form to register for resale up to three million (3,000,000) shares of Alamo Stock held by Seller (the “Registered Shares”) pursuant to the terms and conditions of a registration rights agreement between Buyer and Seller (the “Registration Rights Agreement”) substantially in the form of Exhibit 1.5 attached hereto.

Section 1.6.Lock Up.  Seller shall agree to restrict the sale of the Registered Shares held by Seller pursuant to the terms and conditions of a lock-up agreement between Buyer and Seller (the “Lock-Up Agreement”) substantially in the form of Exhibit 1.6 attached hereto.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the Execution Date, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), the Seller hereby represents and warrants to Buyer as follows:

Section 2.1.Organization.

(a) The Seller (i) is a limited liability company, duly incorporated or formed,  validly existing and in good standing under the Laws of Wyoming, (ii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to circumstances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair the Seller’s ability to perform its obligations under this Agreement.  The Seller has made available to Buyer true and complete copies of the Organizational Documents of the Seller, as in effect on the Execution Date.

(b) KYTX (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Kentucky, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease, and operate its properties and to conduct its business as currently owned and conducted, and (iv) is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to (iv) for circumstances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transaction contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.  Schedule 2.1(b) sets forth all of the jurisdictions in which KYTX is qualified to do business.

(c) Pipeline (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Kentucky, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease, and operate its properties and to conduct its business as currently owned and conducted, and (iv) is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to (iv) for circumstances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transaction contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.  Schedule 2.1(c) sets forth all of the jurisdictions in which Pipeline is qualified to do business.

(d) Drilling (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Kentucky, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease, and operate its properties and to conduct its business as currently owned and conducted, and (iv) is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to (iv) for circumstances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transaction contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.  Schedule 2.1(d) sets forth all of the jurisdictions in which Drilling is qualified to do business.

Section 2.2.Validity of Agreement; Authorization.  Seller has (with respect to this Agreement), or on the Closing Date and at the time of Closing will have (with respect to all other Transaction Documents to which it is a party), full power and authority to enter into this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents and the performance by the Seller of its obligations hereunder and thereunder have or will have been duly authorized by the appropriate governing body of the Seller, and no other proceedings on the part of the Seller are or will be necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which the Seller is party have been (in the case of this Agreement), or will be at the Closing (in the case of such other Transaction Documents), duly executed and delivered by the Seller and constitute (in the case of this Agreement), or will constitute at the Closing (in the case of such other Transaction Document) the Seller’s valid and binding obligation enforceable against the Seller in accordance with its terms.

Section 2.3.No Conflict or Violation.  Except as set forth in Schedule 2.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is a party does not and will not: (a) violate or conflict with any provision of the Organizational Documents of the Seller; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation (“Law”) of any Governmental Authority binding on the Seller; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller is a party or by which it is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrances, limitations or restrictions upon any of the properties or assets of the Seller; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of the Seller as could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair the Seller’s ability to perform its obligations under this Agreement.

Section 2.4.Consents and Approvals.  Except as disclosed on Schedule 2.4, or as could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair the Seller’s ability to perform its obligations under this Agreement, the Seller’s execution and delivery of this Agreement or the other Transaction Documents to which the Seller is party or performance of its obligations hereunder or thereunder, does not require the  consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person.

Section 2.5.Capitalization of KYTX, Pipeline and Drilling.

(a) Range is the sole member of and the sole record and beneficial owner of, and has valid title to, the Member Interests in KYTX, free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, and (ii) the applicable terms and conditions of the KYTX LLC Agreement.  The Member Interests of KYTX have been duly authorized and validly issued in accordance with the KYTX LLC Agreement, are fully paid (to the extent required by the KYTX LLC Agreement) and nonassessable.  There are no preemptive or other rights to subscribe for or to purchase, and no restriction upon the voting or transfer of, any interest in KYTX.  Other than this Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from KYTX or Range any equity interests in KYTX.  KYTX has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Member Interests in KYTX.  The Seller has delivered a true, correct and complete copy of the KYTX LLC Agreement to Buyer.

(b)   Range is the sole member of and the sole record and beneficial owner of, and has valid title to, the Member Interests in Pipeline, free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, and (ii) the applicable terms and conditions of the Pipeline LLC Agreement.  The Member Interests of Pipeline have been duly authorized and validly issued in accordance with the Pipeline LLC Agreement, are fully paid (to the extent required by the Pipeline LLC Agreement) and nonassessable.  There are no preemptive or other rights to subscribe for or to purchase, no restriction upon the voting or transfer of, any interest in  Pipeline.  Other than this Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from Pipeline or Range any equity interests in Pipeline.  Pipeline has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Member Interests in Pipeline.  The Seller has delivered a true, correct and complete copy of the Pipeline LLC Agreement to Buyer.

(c) Range is the sole member of and the sole record and beneficial owner of, and has valid title to, the Member Interests in Drilling, free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, and (ii) the applicable terms and conditions of the Drilling LLC Agreement.  The Member Interests of Drilling have been duly authorized and validly issued in accordance with the Drilling LLC Agreement, are fully paid (to the extent required by the Drilling LLC Agreement) and nonassessable.  There are no preemptive or other rights to subscribe for or to purchase and no restriction upon the voting or transfer of, any interest in Drilling.  Other than this Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from Drilling or Range any equity interests in Drilling.  Drilling has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Member Interests in Drilling.  The Seller has delivered a true, correct and complete copy of the Drilling LLC Agreement to Buyer.

Section 2.6.Litigation.  Except as set forth on Schedule 2.6, there are no Legal Proceedings pending or, to the Knowledge of  Seller threatened, against or involving the Seller that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transaction contemplated by this Agreement or to impair the Seller’s ability to perform its obligations under this Agreement, and there is no order, judgment, injunction or decree of any Governmental Authority outstanding against the Seller that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transaction contemplated by this Agreement or to impair the Seller’s ability to perform its obligations under this Agreement.  “Legal Proceeding” shall mean any judicial or administrative, suits, proceedings (public or private), claims, investigations or proceedings before any Governmental Authority or arbitral actions.

Section 2.7.Solvency. The Seller is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be Solvent. For purposes of this Section 2.7, “Solvent” means, with respect to the applicable party on any date of determination, that on such date (a) the fair value of the property of such party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such party that would constitute liabilities under GAAP, (b) the present fair equivalent value of the assets of such party is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such party does not intend to, and does not believe that it will, incur debts or liabilities beyond such party’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets, and (d) such party is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such party’s property remaining after such transaction would constitute unreasonably small capital.

Section 2.8.Brokers.  Subject to Schedule 2.8, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 2.9.Employee Plans.  Schedule2.9 sets forth a list as of the date hereof of the job titles and annual salaries or hourly wages for the previous year for all employees of the Operating Entities (the “Employees”).  As of the date hereof (i) none of the Employees are subject to any collective bargaining agreements or other labor contract with the Seller or such Employee’s employer, (ii) none of the Operating Entities has currently agreed to recognize any union or other collective bargaining representative, and (iii) since January 1, 2010 through the date hereof, no union or other collective bargaining representative, to the Knowledge of the Seller, has attempted to organize or been certified as the exclusive bargaining representative of any Employee.  There is no labor strike or work stoppage pending or, to the Knowledge of the Seller, threatened that involves the Employees.  There is no pending or, to the Knowledge of the Seller, threatened labor dispute, grievance or litigation relating to labor matters involving the Employees (including those alleging any material violation of any labor, safety or employment Laws, charges of unfair labor practices, wage complaints or discrimination complaints).  Except as indicated on Schedule 2.9, no Employee is subject to any individual employment agreement or change in control payments, and each Employee is an at-will employee.

Section 2.10.Investment Intent; Investment Experience; Restricted Securities Representations.  In acquiring the Consideration Shares, the Seller acknowledges that it can bear the economic risk of its investment in the Consideration Shares, and has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in such Consideration Shares.

(a) The Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

(b) The Seller confirms that it has been given sufficient access to information regarding the Buyer and in connection with its decision to receive the Consideration Shares, as consideration under this Agreement, including the opportunity to ask questions of, and receive answers from, persons acting on behalf of Buyer and concerning the Buyer’s financial affairs, prospects and condition.  The Seller has received and carefully reviewed the information and documentation relating to the Buyer, including without limitation, the Buyer’s filings with the SEC.

(c) The Seller represents and warrants that (i) it is a resident in or otherwise subject to the securities legislation of the Unite States, and the issuance of the Consideration Shares to Seller has occurred only in the United States; and (ii) Seller has such knowledge and experience in financial and business matters as to make it capable of evaluating the risks of the prospective investment and to make an informed investment decision.

(d) The Seller represents, warrants and covenants that it shall acquire the Consideration Shares issuable under this Agreement for its own account and not for the account or on behalf of others.

(e) The Seller acknowledges that: (i) no securities commission or similar authority has reviewed or passed on the merits of the Consideration Shares issuable pursuant to this Agreement; (ii) there is no government or other insurance coving such Consideration Shares; and (iii) there are risks associated with the acquisition of the Consideration Shares.

(f) The Seller acknowledges that, except as specifically set forth elsewhere herein, (i) it must and shall bear the economic risk of holding the Consideration Shares, which may be for an indefinite period of time, because at the time such Consideration Shares are issued they are “restricted securities” and will not have been registered under the Securities Act of 1933, as amended, or any other securities law and, therefore, cannot be sold unless they are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available; (ii) the Consideration Shares may not be resold or transferred on the official stock transfer records of Company without furnishing to Company an opinion of counsel reasonably acceptable to Company that such sale or transfer of the Consideration Shares will not violate the registration provisions of applicable federal and state securities laws; and (iii) certificates representing the Consideration Shares shall have endorsed on them a restrictive legend to this effect.

(g) The Seller acknowledges that Buyer is relying on the representations, warranties, covenants and acknowledgements in this Section 2.10 to ensure that any of the Consideration Shares issued under the terms of this Agreement can be issued in reliance on exemptions from registration requirements under United States federal and state securities laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

CONCERNING KYTX, PIPELINE AND DRILLING

As of the Execution Date, and also as of the Closing Date (except to the extent that any statement is specifically limited by the terms thereof to the date of this Agreement or another specified date), the Seller hereby represents and warrants to Buyer as follows:

Section 3.1.No Conflict or Violation.  The execution, delivery and performance of this Agreement and the Transaction Documents to which the Seller is a party will not: (a) violate or conflict with any provision of the Organizational Documents of the Operating Entities; (b) violate any Law of any Governmental Authority binding on the Operating Entities; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Operating Entities is a party or by which any of the Operating Entities is bound or to which their properties or assets are subject; (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of any of the Operating Entities; or (d) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the Operating Entities except where such violations, breaches, defaults or Encumbrances in the aggregate would not reasonably be expected to have a Material Adverse  Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.2.  Subsidiaries.  None of the Operating Entities has Subsidiaries, and does not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person; and (ii) none of the Operating Entities has any obligation or rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person.  Except for Encumbrances set forth on Schedule 3.2 the Operating Entities own, directly or indirectly, all of the issued and outstanding, Membership Interests of each of such Operating Entity free and clear of any Encumbrances.

Section 3.3.Absence of Certain Changes or Events.  Except as set forth on Schedule 3.3 since January 1, 2011 (a) the business of each of the Operating Entities has been conducted in the ordinary course of business consistent with past practices, (b) there has not been or occurred any event or condition that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Operating Entity has suffered any damage, destruction or other casualty loss (whether or not covered by insurance) to its properties or assets that are material to the business of such Operating Entity.

Section 3.4.Compliance with Law.  Except as set forth on Schedule 3.4, during Range’s ownership and to Range’s Knowledge prior thereto, the operations of the Operating Entities have been conducted, and currently are being conducted, in material compliance with all applicable Laws and other requirements of all Governmental Authorities having jurisdiction of the Operating Entities and their respective assets, properties and operations.  Except as set forth on Schedule 3.4, neither Seller nor any Operating Entity has paid any fines, assessments or penalties to any Governmental Authority in connection with any breach of Law in their oil and gas operations.

Section 3.5.Tax Matters.

(a) For purposes of this Agreement, “Tax Returns” shall mean returns, reports, exhibits, schedules, information statements, declaration, claim for refund, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax or provided to any Tax authority, including any amendments thereto.  For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

(b) Except as disclosed on Schedule 3.5(b), (i) each of the Operating Entities has timely filed (or joined in the filing of) all Tax Returns required by applicable Law to be filed (taking into account any extensions of time within which to file) by or with respect to such Operating Entity; (ii) all such Tax Returns were to Seller’s Knowledge, true, correct and complete in all material respects, and all material Taxes have been paid in full; (iii) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Taxes of any Operating Entity either claimed or raised by any Tax authority in writing; (iv) no Operating Entity has any outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; (v) there are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes of any Operating Entity; (vi)  no Operating Entity is a party to, or is bound by, any Tax allocation, Tax indemnity, Tax sharing, or similar agreement or arrangement that imposes liability on such Operating Entity for the Taxes of another Person; (vii) each Operating Entity is a disregarded entity and the sale of the Membership Interests in each Operating Entity will be treated as an asset purchase for federal income tax purposes; (viii) each Operating Entity has withheld and paid all Taxes required to be withheld by it in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (ix) and no material liens for Taxes exist with respect to any Operating Entity’s assets, except for statutory liens for Taxes not yet due and payable or that are being contested in good faith.

Section 3.6.Absence Of Undisclosed Liabilities - KYTX.  The liabilities of KYTX are listed on Schedule 3.6.  KYTX has no indebtedness or liability, absolute or contingent other than: (a) the liabilities listed on Schedule 3.6; (b) liabilities incurred or accrued in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default; or (c) other liabilities of KYTX that individually or in the aggregate are not material to KYTX.

Section 3.7.Absence Of Undisclosed Liabilities - Pipeline.  The liabilities of Pipeline are listed on Schedule 3.7.  Pipeline has no indebtedness or liability, absolute or contingent other than: (a) the liabilities listed on Schedule 3.7; (b) liabilities incurred or accrued in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default; or (c) other liabilities of Pipeline that individually or in the aggregate are not material to Pipeline.

Section 3.8.Absence Of Undisclosed Liabilities - Drilling.  The liabilities of Drilling are listed on Schedule 3.8.  Drilling has no indebtedness or liability, absolute or contingent other than: (a) the liabilities listed on Schedule 3.8; (b) liabilities incurred or accrued in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default; or (c) other liabilities of Drilling that individually or in the aggregate are not material to Drilling.

Section 3.9.Books And Records.  The minute books and other similar records of each Operating Entity contain true and correct copies of all actions taken at all meetings of the members and all written consents executed in lieu of any such meetings.  Complete copies of all such minute books and other similar records have been made available to Buyer.

Section 3.10.Employees; Employee Plans.

(a) Except as disclosed on Schedule 3.10(a), none of the Operating Entities sponsors, maintains or contributes to or has an obligation (secondary, contingent or otherwise) to contribute to and, at no time during the past five (5) years, have sponsored, maintained or contributed to or had an obligation to contribute to, any Employee Plans.

(b) With respect to any Employee Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Range, threatened that could result in any material liability to Buyer.

(c) Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, result in any Plan Liability or other liability to the Employees for compensation or benefits, including severance and change in control benefits, that will be a liability for Range or the Buyer at or following the Closing.

Section 3.11.Properties, Oil and Gas Matters - KYTX.

(a) The “Oil and Gas Agreements” to which KYTX is, or will be at Closing, a party, whether as an original party, by succession or assignment or otherwise are listed on Schedule 3.11(a).  Any agreements materially restricting the ability of KYTX to operate, obtain, explore for or develop interests in a particular geographic area are noted on Schedule 3.11(a).  Complete copies of the Oil and Gas Agreements of KYTX have been made available to Buyer.

(b) The wells in which KYTX owns an interest are listed on Schedule 3.11(b).  The working interest and net revenue interest in the wells owned by KYTX is, to Range’s Knowledge, not less than that reflected on Schedule 3.11(b) (the “Well Interests”).

(c) All items of operating equipment, pipelines and facilities owned or leased by KYTX, now or at Closing, and used or necessary for use in the operation of its Oil and Gas Properties are in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated.

(d) Except for goods and other property sold, used or otherwise disposed in the ordinary course of business, as of the date hereof, KYTX owns or has valid leases or contractual rights to, or will do so at Closing, all material equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated as of the date hereof.

(e) Except as set forth on Schedule 3.11(e), to Seller’s Knowledge KYTX has, or will have at Closing, Good and Defensible Title to all of its Oil and Gas Properties and Well Interests free and clear of any Encumbrances, except: (i) Permitted Encumbrances, and (ii) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of KYTX to which KYTX is entitled are being received by it in a timely manner and are not being held in suspense for any reason.

(g) Except as reflected on Schedule 3.11(g), to Seller’s Knowledge the Oil and Gas Agreements of KYTX are in good standing, valid and effective, and KYTX has paid all royalties, overriding royalties and other burdens on production due by it with respect to its Oil and Gas Properties.

(h) Except as set forth in Schedule 3.11(g), none of the Oil and Gas Properties of KYTX is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(i) Except as reflected on Schedule 3.11(h), during Range’s ownership and to Seller’s Knowledge prior thereto, all Oil and Gas Properties operated by KYTX have been operated in all material respects in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable oil and gas leases and applicable law.

(j) Except as set forth in Schedule 3.11(i), none of the Oil and Gas Properties or Well Interests of KYTX is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(k) KYTX has received no material advance, take-or-pay or other similar payments that entitle purchasers of production from the Oil and Gas Properties to receive deliveries of Hydrocarbons without paying therefor, and, on a net basis, KYTX is neither underproduced nor overproduced,  in either case, to any material extent, under gas balancing or similar arrangements.

(l) KYTX (i) has such consents, rights-of-way, or licenses from any Person (collectively, “Rights-of-Way”) as are necessary to use, own and operate KYTX’s material Oil and Gas Properties in the manner such assets are currently used, owned and operated by each Operating Entity in all material respects and (ii) has fulfilled and performed, in all material respects, all of its obligations with respect to such Rights-of-Way.  To the Knowledge of the Seller, no event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow revocation or termination thereof or would result in any material impairment of the rights of the holder of any such Right-of-Way.

Section 3.12.Properties, Oil and Gas Matters - Pipeline.

(a) The material assets of Pipeline are listed on Schedule 3.12(a) (“Pipeline Assets”).  Any agreements materially restricting the ability of Pipeline to operate, obtain, explore for or develop interests in a particular geographic area are noted on Schedule 3.12(a).

(b) All material items of personal property that are part of the Pipeline Assets and are used or necessary for use by Pipeline in the operations of the Pipeline Assets are in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated.

(c) Except as set forth on Schedule 3.12(c), Pipeline has, or will have at Closing, good and defensible title to all of the Pipeline Assets free and clear of any Encumbrances and owns or has obtained such consents, rights-of-way, or licenses from any Person as are necessary to use, own and operate Pipeline’s Assets in the manner such assets are currently used, owned and operated by Pipeline in all material respects, except: (i) Permitted Encumbrances, and (ii) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) All material proceeds from the sale of Hydrocarbons by Pipeline are being received by it in a timely manner and are not being held in suspense for any reason.

(e) Except as reflected on Schedule 3.12(e), the agreements which are part of the Pipeline Assets are in good standing, valid and effective, and all material payments due by Pipeline pursuant to those agreements have been properly paid.

(f) Except as set forth on Schedule 3.12(f), during Range’s ownership, and to Seller’s Knowledge prior to that time, the Pipeline Assets have been operated in all material respects in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable oil and gas leases and applicable law.

(g) Except as set forth in Schedule 3.12(g), none of the Pipeline Assets is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(h) Pipeline has received no material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net basis, Pipeline is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

Section 3.13.Properties, Oil and Gas Matters - Drilling.

(a) The material assets of Drilling are listed on Schedule 3.13(a) (“Drilling Assets”).

(b) All material items of the Drilling Assets that are used by Drilling in the operation of its businesses are in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated.

(c) Except as set forth on Schedule 3.13(c), Drilling has, or at Closing will have, good and defensible title to the Drilling Assets free and clear of any Encumbrances, except: (i) Permitted Encumbrances, and (ii) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 3.13(d), during Range’s ownership, and to Seller’s Knowledge prior to that time, the Drilling Assets have been operated in all material respects in accordance with reasonable, prudent oil and gas field practices and in material compliance with applicable law.

Section 3.14.Environmental Matters.  Except as set forth in Schedule 3.14:

(a) During Range’s ownership, and to Range’s Knowledge prior to that time, each Operating Entity is, and has been, in material compliance with all applicable Environmental Laws.

(b) Each Operating Entity has obtained and is in material compliance with all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, and are issued in the correct entity’s name, and there are no circumstances existing that could reasonably be expected to result in such permits, licenses, franchises, authorities, consents, approvals and filings being revoked or not renewed or in pending applications for such permits, licenses, franchises, authorities, consents, approvals and filings being denied.

(c) There are no pending or threatened material claims, demands, actions, administrative proceedings, lawsuits or investigations against any Operating Entity or affecting its properties under any Environmental Laws and to Seller’s Knowledge there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for such.

(d) During Range’s ownership, and to Range’s Knowledge prior to that time, there has been no Release of any Hazardous Material into the environment by any Operating Entity or onto or beneath any of their respective properties or assets that could reasonably be expected to result in any material remedial or corrective action obligation on the part of any Operating Entity under Environmental Laws. Except as disclosed to Buyer, during Range’s ownership, and to Range’s Knowledge prior to that time, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any of the properties or assets of the Operating Entities in violation of Environmental laws.  Further, the Operating Entities have not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws.

(e) During Range’s ownership, and to Range’s Knowledge prior to that time, there has been no exposure of any person or property to any Hazardous Material from, by, or in connection with the properties or operations of any Operating Entity that could reasonably be expected to form the basis of a claim for material damages or compensation.

(f) The Seller has made available to Buyer all internal and external environmental assessments, reports, audits, and studies and all correspondence on environmental matters relating to the properties, assets, and operations of the Operating Entities that are reasonably expected to have a material impact that are known to Seller to be in the possession, custody, or control of or otherwise reasonably available to the Seller.

(g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, no statement or representation is made in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 3.14.

Section 3.15.Material Contracts.

(a) As of the date of this Agreement, except as otherwise set forth on Schedule 3.15(a), none of the Operating Entities is a party to or bound by any contract (whether written or oral) that is:

(i) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment relating to indebtedness in an amount in excess of $500.00;

(ii) a contract, lease (other than oil and gas leases) or license (including any seismic licensing agreement) (x) pursuant to which an Operating Entity paid or received amounts in excess of $500.00 within the 12 month period prior to the date of this Agreement or is reasonably expected to pay or receive amounts in excess of $500.00 within the 12 month period following the date of this Agreement (if such agreement cannot be terminated on 30 days or less notice without payment by any of the Operating Entities of any material penalty) or (y) that is material to the Seller;

(iii) a contract that purports to limit materially the right of an Operating Entity to engage or compete in any line of business in which it is engaged or to compete with any person or operate in any location;

(iv) a contract that creates a partnership or joint venture or similar arrangement (other than a joint operating agreement entered into in the ordinary course of business) with respect to any significant portion of the business of an Operating Entity;

(v) a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by an Operating Entity that is material to the Assets taken as a whole;

(vi) a contract which includes Seller or any Affiliate of Seller as a counterparty or third party beneficiary; or

All contracts of the type described in this Section 3.15(a) together with the contracts for the sale of Hydrocarbons produced from any of the Oil and Gas Properties that are not terminable on 30 days or less notice without payment by an Operating Entity of any material penalty and are set forth on Schedule 3.15(a), are referred to herein as the “Operating Entity Material Contracts.”

(b) Other than (i) as a result of the expiration or termination of any Operating Entity Material Contract in accordance with its terms; (ii) except as would not have either individually or in the aggregate a Material Adverse Effect; and (iii) except as referenced on Schedule 3.15(b) (x) each Operating Entity Material Contract is valid and binding on the relevant Operating Entity, and is in full force and effect and enforceable in accordance with its terms against such Operating Entity and, to the Knowledge of Seller, is valid and binding on the other party or parties thereto, and in full force and effect and enforceable against such other parties thereto, (y) each Operating Entity has performed the material obligations required to be performed by it to date under each Operating Entity Material Contract, and (z) none of the Operating Entities nor Seller has Knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of an Operating Entity or of any other party under any such Operating Entity Material Contract.

Section 3.16.Litigation.  Except as set forth on Schedule 3.16, there are no Legal Proceedings pending or, to the Knowledge of the Seller threatened, against or involving the Operating Entities, individually or in the aggregate, have or are reasonably likely to have a Material Adverse Effect.  Except as set forth on Schedule 3.16, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any Operating Entity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.

Section 3.17.Financial Information. Attached as Exhibit 3.17 are the QuickBooks files for the Operating Entities for the fiscal years ending December 31, 2010 and December 31, 2009, as prepared by management of the Operating Entities (collectively, the “Operating Entities Financial Information”).  Such Operating Entities Financial Information (including the notes thereto) (i) are consistent with the records of the Operating Entities, (ii) fairly present in all material respects the financial condition of the Operating Entities as of the dates thereof and the results of their operations and cash flows, as applicable, for the periods then ended (subject, in the case of unaudited information, to normal year-end audit adjustments), and (iii) during calendar year 2010 have been prepared on a basis consistent with prior accounting periods.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), Buyer hereby represents and warrants as follows:

Section 4.1.   Organization.  Buyer is (i) a corporation duly formed, validly existing and in good standing under the Laws of Nevada, (ii) has all requisite legal and entity power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iv) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to (iii) and (iv) for circumstances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Buyer or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Buyer’s ability to perform its obligations under this Agreement.  Buyer has made available to the Seller or Seller has access through public filings or records true and complete copies of the Organizational Documents of Buyer, as in effect on the Execution Date.

Section 4.2.Validity Of Agreement; Authorization.  Buyer has (with respect to this Agreement), or on the Closing Date and at the time of Closing will have (with respect to all other Transaction Documents to which it will be a party), the power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by the Board of Directors of Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance.  This Agreement and the other Transaction Documents to which Buyer is a party have been (in the case of this Agreement), or will be at the Closing (in the case of such other Transaction Documents), duly executed and delivered by Buyer and constitute (in the case of this Agreement), or will constitute (in the case of such other Transaction Documents) at the Closing, as applicable, Buyer’s valid and binding obligation enforceable against Buyer in accordance with its terms.

Section 4.3.No Conflict Or Violation.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is or will be a party does not and will not: (a) violate or conflict with any provision of its Organizational Documents; (b) violate any applicable provision of Law; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which Buyer is bound or to which any of its stock, properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon any of its properties or assets, or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of Buyer except where such violations, breaches, defaults or Encumbrances in the aggregate would not have a Material Adverse Effect on the transactions contemplated hereby.

Section 4.4.Consents And Approvals.  No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (on the part of Buyer) is required for Buyer to execute and deliver this Agreement or the Transaction Documents to which Buyer is a party or to perform its obligations hereunder or thereunder.

Section 4.5.Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 4.6.Buyer Status.  Buyer is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

Section 4.7.Investment Intent; Investment Experience; Restricted Securities.  In acquiring the Member Interests, Buyer is not offering or selling, and shall not offer or sell the Member Interests, in connection with any distribution of any of such Member Interests, and Buyer has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.  Buyer acknowledges that it can bear the economic risk of its investment in the Member Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Member Interests. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  Buyer understands that the Member Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Member Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Member Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 4.8.Capitalization; Issuance of Alamo Common Shares

(a) The authorized capital stock of Alamo consists of three billion (3,000,000,000) shares of Alamo Stock.  As of the Execution Date, except as provided on Schedule 4.8(a), no Alamo Stock was subject to issuance upon the vesting of outstanding phantom units.  As of the Execution Date, except as provided on Schedule 4.8(a) and without giving effect to the issuance of shares of Alamo Stock pursuant to the financing agreement which shall provide the Capital (as defined below), Alamo has no Alamo Stock issued and outstanding other than the Alamo Stock reflected in the Form 10-Q quarterly report for the quarter ended January 31, 2011. All of the Alamo Stock has been duly authorized and validly issued in accordance with the Alamo Bylaws; and are fully paid (to the extent required under the Alamo Bylaws) and nonassessable.

(b) Except as set forth on Schedule 4.8(b), there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any interest in Alamo (provided that the foregoing shall not apply to any such rights to purchase or restriction on voting or transfer that any holder of Alamo Stock may have imposed upon such Alamo Stock).  Except as described in the Alamo Bylaws, Alamo SEC Reports or as disclosed on Schedule 4.8(b), there are no outstanding options, warrants or similar rights to purchase or acquire from Alamo equity interests in Alamo or any stock appreciation, phantom stock or similar rights with respect to Alamo. Except as set forth in the Alamo SEC Reports or on Schedule 4.8(b), Alamo has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shares of Alamo.

(c) The Consideration Shares have been duly authorized in accordance with the Alamo Bylaws and will be validly issued in accordance with the Alamo Bylaws, fully paid (to the extent required in the Alamo Bylaws) and nonassessable.

Section 4.9.Financial Statements; Alamo SEC Reports.  Alamo has filed all Alamo SEC Reports.  Since November 19, 2009, (a) all Alamo SEC Reports filed by Alamo, at the time filed (in the case of documents filed pursuant to the Exchange Act of 1934 (“Exchange Act”)) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Exchange Act and the rules and regulations of the SEC thereunder, (b) no such Alamo SEC Report, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (c) all financial statements contained or incorporated by reference in such Alamo SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of Alamo and its consolidated subsidiaries at and as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with prior periods).  The Alamo SEC Reports included all certifications required to be included therein pursuant to Section 13a-14(a) and Section 13a-14(b) of the Exchange Act and the statements made by such certifications are true and correct.

Section 4.10.Controls.

(a) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Alamo are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Alamo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Alamo as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Alamo required under the Exchange Act with respect to such reports.

(b) Except as set forth on Schedule 4.10(b), neither the Board of Directors of Alamo or the officers of Alamo has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, regarding its accounting or auditing practices procedures, methodologies or methods or its internal accounting controls relating to periods after November 19, 2009, including any material complaint, allegation, assertion or claim that Alamo has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Alamo, whether or not employed by Alamo, has reported evidence of a material violation of securities Laws or breach of fiduciary duty, relating to periods after November 19, 2009, by the officers, directors, employees or agents of Alamo to the Board of Directors of Alamo or to any director or officer of Alamo.

Section 4.11.Absence of Certain Changes or Events.  Except as disclosed in the Alamo SEC Reports and on Schedule 4.11, since November 19, 2009 (a) the business of Alamo has been conducted in the ordinary course of business consistent with past practices, (b) there has not been or occurred any event or condition that has had or could reasonably be expected to have a Material Adverse Effect, and (c) Alamo has suffered no damage, destruction or other casualty loss (whether or not covered by insurance) to its properties or assets that are material to the business of Alamo, individually or taken as a whole.

Section 4.12.Compliance with Law.  Except as disclosed in the Alamo SEC Reports and except as set forth on Schedule 4.12, the operations of Alamo have been conducted, and currently are being conducted, in material compliance with all applicable Laws and other requirements of all Governmental Authorities having jurisdiction of Alamo and its respective assets, properties and operations.

Section 4.13.Tax Matters.

(a) Except as disclosed in Schedule 4.13(a) or pursuant to Alamo SEC Reports, Alamo has filed (or joined in the filing of) all Tax Returns required by applicable Law be filed (taking into account any extensions of time within which to file) by or with respect to Alamo; (i) all such Tax Returns were true, correct and complete in all material respects and all material Taxes have been paid in full; (ii) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Taxes of Alamo either claimed or raised by any Tax authority in writing; (iii) Alamo has no outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; (iv) there are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes of Alamo; (v)  Alamo is not a party to, or is not bound by, any Tax allocation, Tax indemnity, Tax sharing, or similar agreement or arrangement that imposes liability on Alamo for the Taxes of another Person; (vii) Alamo has withheld and paid all Taxes required to be withheld by it in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (viii) no material liens for Taxes exist with respect to assets of Alamo, except for statutory liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; and Alamo has engaged in no transaction that would be reportable under Treas. Reg. §1.6011-4 or any predecessor thereto.

Section 4.14.Absence of Undisclosed Liabilities.  Except as disclosed in the Alamo SEC Reports, Alamo has no indebtedness or liability, absolute or contingent, which is not shown or provided for in the financial statements of Alamo included in the Alamo SEC Reports, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default, since November 19, 2009, or (b) other liabilities that individually or in the aggregate are not material to Alamo, and that are not required by GAAP to be included in the consolidated financial statements of Alamo.

Section 4.15.Environmental Matters.  To Alamo’s Knowledge,

(a) Alamo and its properties are, and during the relevant time periods specified in all applicable statutes of limitations, have been, in material compliance with all applicable Environmental Laws.

(b) Alamo has obtained and is in material compliance with all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, and are issued in the correct entity’s name, and there are no circumstances existing that could reasonably be expected to result in such permits, licenses, franchises, authorities, consents, approvals and filings being revoked or not renewed or in pending applications for such permits, licenses, franchises, authorities, consents, approvals and filings being denied.

(c) There are no pending or threatened material claims, demands, actions, administrative proceedings, lawsuits or investigations against Alamo or affecting any of its properties under any Environmental Laws and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for such.

(d) There has been no Release of any Hazardous Material into the environment by Alamo or onto or beneath any of its properties or assets that could reasonably be expected to result in any material remedial or corrective action obligation on the part of Alamo under Environmental Laws. Except as disclosed to Seller, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any of the Alamo’s properties or assets in violation of Environmental Laws.  Further, Alamo has not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws.

(e) There has been no exposure of any person or property to any Hazardous Material from, by, or in connection with the properties or operations of Alamo that could reasonably be expected to form the basis of a claim for material damages or compensation.

(f) Notwithstanding anything to the contrary contained elsewhere in this Agreement, no statement or representation is made in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 4.15.

Section 4.16.Material Contracts.

(a) As of the date of this Agreement, except for (i) contracts filed as an exhibit to or incorporated by reference in an Alamo SEC Report filed prior to the Execution Date, (ii) contracts related to properties or operations that have been, or are under contract to be, purchased or sold or otherwise disposed of or are in the process of being purchased or sold or otherwise disposed of to the extent such sales and/or dispositions have been disclosed in Alamo SEC Reports, or (iii) as otherwise set forth on Schedule 4.16(a), Alamo is not a party to or bound by any contract (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

All contracts of the type described in this Section 4.16(a) are referred to herein as the “Alamo Material Contracts.”

(b) Other than as a result of the expiration or termination of any Alamo Material Contract in accordance with its terms and except as would not have either individually or in the aggregate a Material Adverse Effect, (i) each Alamo Material Contract is valid and binding on Alamo, and is in full force and effect and enforceable in accordance with its terms against Alamo and, to the Knowledge of the Buyer, is valid and binding on the other party or parties thereto, and in full force and effect and enforceable against such other parties thereto, (ii) Alamo has performed all material obligations required to be performed by it to date under each Alamo Material Contract, and (iii) Alamo has no Knowledge of, and has received no notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default on its part or of any other party under any such Alamo Material Contract.

Section 4.17.Litigation.  Except as set forth on Schedule 4.17, there are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened, against or involving Alamo that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.  Except as set forth on Schedule 4.17, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against Alamo, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transactions contemplated by this Agreement or to impair Alamo’s ability to perform its obligations under this Agreement.

ARTICLE V.

COVENANTS

Section 5.1.Conduct of Business – Operating Entities.

(a) Except as required under applicable Law or by any Governmental Authority or unless the board of directors (or equivalent) is advised by counsel that doing so would be a breach of its fiduciary duty or to the extent Buyer otherwise consents in writing (which consent shall not be unreasonably withheld), during the period from the Execution Date to the Closing Date, each of the Operating Entities shall:

(i) conduct its activities in the ordinary course of business consistent with past practice;

(ii) use commercially reasonable efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(iii) comply in all material respects with all applicable Laws relating to them;

(iv) use commercially reasonable efforts to maintain in full force without interruption their present insurance policies, or comparable insurance coverage; and

(v) promptly notify Buyer of any material change in the condition or business or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material government complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings.

(b) Without limiting the generality of the foregoing, and except as contemplated by this Agreement, or as required by applicable Law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld), none of Range, or the Operating Entities (unless they are advised by counsel that failure to do so would be a breach of their fiduciary duty) shall:

(i) enter into, modify, amend or voluntarily terminate, prior to the expiration date thereof, any Material Contract of any of the Operating Entities or waive any material default by, or release, settle or compromise any material claim against, any other party thereto, other than as may be required in connection with the Seller’s obligations to Buyer under this Agreement;

(ii) make any change in their Organizational Documents that would be materially adverse to Buyer;

(iii) make any change in their Tax methods, principles or elections;

(iv) increase the compensation or benefits (except for normal increases in the ordinary course of business consistent with past practice) of any director, officer or employee of any Operating Entity or establish any new employee benefit plan, contract or arrangement for employees of any such entities;

(v) enter into any joint venture or similar arrangement with a third party other than in the ordinary course;

(vi) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $500.00 (other than claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), or settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to have a Material Adverse Effect; or

(vii) make any material change to its financial reporting and accounting methods other than as required by a change in GAAP.

Section 5.2.Conduct of Business – Alamo.

(a) Except as required under applicable Law or by any Governmental Authority or unless the board of directors (or equivalent) is advised by counsel that doing so would be a breach of its fiduciary duty or to the extent Seller otherwise consents in writing (which consent shall not be unreasonably withheld), during the period from the Execution Date to the Closing Date, Alamo shall:

(i) conduct its activities in the ordinary course of business consistent with past practice;

(ii) use commercially reasonable efforts to preserve intact its goodwill and relationships with customers, suppliers and others having business dealings with it with respect thereto;

(iii) comply in all material respects with all applicable Laws relating to it;

(iv) use commercially reasonable efforts to maintain in full force without interruption their present insurance policies, or comparable insurance coverage; and

(v) promptly notify Seller of any material change in the condition or business or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material government complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings.

(b) Without limiting the generality of the foregoing, and except as contemplated by this Agreement, or as required by applicable Law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of Seller (which consent shall not be unreasonably withheld), Alamo shall not (unless advised by counsel that failure to do so would be a breach of its fiduciary duty):

(i) modify, amend or voluntarily terminate, prior to the expiration date thereof, any Material Contract of Alamo or waive any default by, or release, settle or compromise any material claim against, any other party thereto;

(ii) make any change in its Organizational Documents that would be materially adverse to Seller;

(iii) make any change in its Tax methods, principles or elections;

(iv) increase the compensation or benefits (except for normal increases in the ordinary course of business consistent with past practice) of any director, officer or employee or establish any new employee benefit plan, contract or arrangement for employees of any such entities;

(v) enter into any joint venture or similar arrangement with a third party other than in the ordinary course; or

(vi) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $50,000 (other than claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), where such settlements would have or would reasonably be expected to have a Material Adverse Effect.

Section 5.3.  Access To Properties And Records.  Range shall use all commercially reasonable efforts to facilitate each of the Operating Entities (i) affording to Buyer and Buyer’s accountants, counsel, financial advisors and other representatives (collectively “Buyer Representatives”), upon reasonable advance notice to the Seller, reasonable access (which will not include invasive or subsurface testing) during normal business hours throughout the period commencing on the Execution Date and ending on the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all personnel, properties, offices, books, contracts, and records of each of KYTX, Pipeline and Drilling and their agents, including legal representatives, accountants and environmental and engineering consultants, and (ii) during such period, furnishing promptly to Buyer all financial and operating data and all other information concerning the business, properties, liabilities and personnel of any of the Operating Entities as Buyer may reasonably request.

(a) Subject to the execution of a mutually agreeable confidentiality agreement, Alamo shall use all commercially reasonably efforts to (i) afford to Seller and Seller’s accountants, counsel, financial advisors and other representatives (collectively “Seller’s Representatives”), upon reasonable advance notice to Alamo, reasonable access (which will not include invasive or subsurface testing) during normal business hours throughout the period commencing on the Execution Date and ending on the Closing Date (or the earlier termination of this Agreement pursuant to Article VIII hereof) to all personnel, properties, offices, books, contracts, and records of Alamo and its agents, including legal representatives, accountants and environmental and engineering consultants, and (ii) during such period, furnishing promptly to Seller all financial and operating data and all other information concerning the business, properties, liabilities and personnel of Alamo as Seller may reasonably request.

Section 5.4.Consents And Approvals.

(a) The Seller and Buyer shall each use all commercially reasonable efforts to obtain, and if reasonably requested by Buyer to do so the Seller will use all commercially reasonable efforts to facilitate the Operating Entities being able to obtain, or assist Buyer in obtaining, as appropriate, all necessary consents, licenses or permits from Governmental Authorities (including operator permits), waivers, orders, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution and delivery of, and performance by such Party of its obligations under, this Agreement and will cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, licenses, permits, orders, waivers and approvals, giving such notices, and making such filings.

(b) The Parties agree to cooperate with each other and use reasonable best efforts to contest and resist, any Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

Section 5.5.Further Assurances.  Upon the request of any Party at any time on or after the Closing Date, the other Party will promptly execute and deliver, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to (a) perfect title of Buyer and its successors and assigns to the Member Interests (b) complete the issuance and transfer of the Compensation Shares, and (d) otherwise to effectuate the purposes of this Agreement.

Section 5.6.Commercially Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the Parties will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 5.7.Notice Of Certain Events.

(a) Each Party shall give to the other Party written notice (a “Notification”) promptly upon a matter, fact or circumstance that constitutes a Breach by the notifying Party becoming within the Knowledge of the notifying Party, specifying with particularity such Breach.

(b) Each Party shall give to the other Parties written notice (also a “Notification”) promptly upon:

(i) a matter, fact or circumstance that constitutes a Breach by the other Parties becoming within the Knowledge of the notifying Party, specifying with particularity such Breach, provided such Notification will not affect any representation or warranty of the other Parties, or the notifying parties right to rely thereon;

(ii) receiving any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) receiving any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

(iv) within the Knowledge of the notifying Party any Legal Proceedings are commenced that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or materially impair the notifying Party’s ability to perform its obligations under this Agreement.

Section 5.8.Confidential Information.

(a) Neither the Seller nor the Buyer, nor their respective Affiliates shall, directly or indirectly, disclose after the Execution Date to any Person any information not in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date, relating to the business and operations of the other.  Notwithstanding the foregoing, the Parties may disclose any information relating to the business and operations of the other party (i) if required by Law, applicable stock exchange rule or in relation to any Tax Returns, (ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information, or (iii) to the extent that disclosure is restricted by a written agreement entered into in connection with any such ongoing commercial relationship.

(b) If this Agreement is terminated, any information furnished by one Party to the other or to such other Party’s representatives in connection with the consideration or negotiation of the transaction contemplated by this Agreement, obtained pursuant to Section 5.3 above, or disclosed on any Schedule to this Agreement, will be considered “Confidential”  and shall be subject to the confidentiality and use restrictions, and the remedy (including equitable relief) and other provisions, contained in the Letter of Intent.

Section 5.9.Tax Covenants.

(a) For all tax periods beginning before the Effective Date, and ending the Effective Date (the “Pre-Effective Period”), Seller shall cause KYTX, Pipeline and Drilling to prepare and timely file all Tax Returns for such Entities (each of the foregoing, a “Pre-Effective Period Return”).  Each such Pre-Effective Period Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Tax Law.  Range shall be responsible for the cost and expense of preparing and filing all Pre-Effective Period Returns.

(b) After the Closing Date, the Parties shall make available to each other, as reasonably requested, and to any taxing authority, which is legally permitted to receive pursuant to its subpoena power or its equivalent, all information, records or documents relating to Tax liabilities or potential Tax liabilities of KYTX, Pipeline or Drilling for all periods prior to or including the Effective Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes, including any extensions, tollings or suspensions thereof.  After the Closing Date, the Parties shall cooperate fully as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns pursuant to this Section 5.9 and any audit, litigation, appeal, hearing or other proceeding with respect to same.  Such cooperation shall include providing the information, records and documents described above and any other books, records and information appropriate to the preparation or review of a Tax Return and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

(c) Any sales tax, use tax, real property transfer tax, documentary stamp tax, transfer tax, motor vehicle tax, registration tax or similar tax or recording expense or other charge, expense or fee attributable to, imposed upon or arising directly from the consummation of the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by Buyer.  Buyer shall file all Tax Returns with respect to such Transfer Taxes, charges, expenses and fees, and if requested by Buyer, the Seller shall execute and deliver such certificates or forms as may be necessary and appropriate for Buyer to establish an exemption from (or otherwise reduce) such Transfer Taxes, charges, expenses and fees.  Buyer will, at Seller’s request, use reasonable best efforts to provide such Tax Returns to Seller at least ten days prior to the due date for such Tax Returns.  Upon the filing of Tax Returns in connection with Transfer Taxes, Buyer shall provide Range with evidence satisfactory to Range that such Transfer Taxes have been filed and paid.

Section 5.10.Audits and Registration of Certain Compensation Shares.

(a) Audits.  Seller shall promptly cause the Operating Entities Financial Information to be audited by one or more qualified public accountants or accounting firms that is registered with the Public Company Accounting Oversight Board (the “Audits”).  The Audits shall be completed on before the sixtieth day following the Closing Date and shall be performed in conformity with the standards necessary to satisfy Alamo’s obligations with regard to the filing of the reports of the Audits and the audited Operating Entities Financial Information with the SEC.  Buyer will bear the cost of the Audits.

(b) Registration Statement.  Alamo will use its commercially reasonable best efforts to promptly pursue and complete such filings as may be necessary to secure SEC approval of a Registration Statement on Form S-1 (“Form S-1) and to cause the Form S-1 to become effective.

Section 5.11.Migration of Records; Information.  From and after the Closing Date, as soon as reasonably practicable the Seller shall transfer to Buyer all books, records and information, including copies of all maps, surveys, drawings, technical data, geographical and engineering data, programs, customer lists, business plans, marketing studies, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form, including electronic form, whether or not specifically listed herein, related to the business, assets or operations of KYTX, Pipeline and Drilling (collectively, the “Operating Entities Records”) to the extent any such Operating Entities Records are in the possession of any of the Seller or its Affiliates following the Closing.  Specifically, and without limiting the foregoing, the Seller shall or shall cause its Affiliates to, as soon as reasonably practicable following the Closing Date, transfer all property or oil and gas related information related to the Operating Entities stored in the Seller’s or any Affiliate of such Seller’s software, including information related to project data management, well log analysis, mapping, cross-sections, seismic integration and interpretation, production and reservoir analysis.  Notwithstanding the foregoing in this Section 5.11, the Seller may retain copies of all books, records and information necessary to fulfill its obligations in Section 5.9, after which the Seller shall and shall cause their Affiliates to transfer all such books, records and information to Buyer.

Section 5.12.Capital Acquisition.  Alamo shall exercise its commercially reasonable best efforts to enter into a financing agreement which will provide a sufficient amount of capital to fund the Cash Portion and to perform its obligations under the Development Agreement, but in no event shall the amount so raised be less than U.S. $2,400,000 (“Capital”).

Section 5.13.Employment Agreements.  Alamo shall exercise its commercially reasonable best efforts to secure the following Employment Agreements: (a) an incentivized contract with Leslie Derr for a period of two years; (b) a contract with Richard Derr for a transition period of not more than 12 months; (c) an at-will contract with Richard Reece, on an incentivized basis, to secure new leases.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.1.Shared Conditions to the Parties’ Obligations.  The obligation of the Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by a written waiver executed by the waiving Party or Parties:

(a) No Order.  No preliminary or permanent injunction or other order issued by any Governmental Authority that declares this Agreement or any of the Transaction Documents invalid or unenforceable in any respect or that prohibits, restrains or enjoins the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or other proceeding before any Governmental Authority shall be pending or have been threatened that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents or that challenges the validity or enforceability of this Agreement or any of the Transaction Documents; provided that all Parties shall have used commercially reasonable efforts to have any such preliminary or permanent injunction or other order lifted or to contest any action or other proceeding before any Governmental Authority and such preliminary or permanent injunction or other order has not been lifted within 30 days after the entry thereof (or if earlier on the Closing Date) or such action or other proceeding is still pending 30 days following the commencement thereof (or if earlier on the Closing Date).  Notwithstanding anything to the contrary in this Agreement, Buyer’s commercially reasonable efforts shall not include agreeing to hold separate (including by trust or otherwise) or divest, dispose of, discontinue or assign any of its businesses, Affiliates or assets.

Section 6.2.   Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by Buyer in its sole discretion:

(a) Receipt Of Documents.  The Seller shall have delivered, or be standing ready to deliver, to Buyer the items specified in Section 1.2(a), in each case duly executed and dated the Closing Date.

(b) No Material Adverse Effect.  Since the date hereof there shall not have occurred a Material Adverse Effect.

(c) MAE Certificates.  Buyer shall have received a certificate, dated as of the Closing Date, of an executive officer of the Seller certifying that to the Knowledge of the Seller no Material Adverse Effect has occurred.

(d) Representations and Warranties of the Seller in Article II and Article III.  All representations and warranties made by the Seller in Article II and Article III of this Agreement shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by the Seller on and as of the Closing Date, and Buyer shall have received a certificate dated the Closing Date and signed by an executive officer of each of the Seller certifying to the matters set forth in this Section 6.2(d).

(e) Performance of Seller’s Obligations.  The Seller shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by them on or before the Closing Date, and Buyer shall have received a certificate dated the Closing Date and signed by an executive officer of the Seller certifying to the matters set forth in this Section 6.2(e).

(f) Consents and Approvals.  All consents, waivers, authorizations and approvals set forth on any Seller’s Schedule shall have been duly obtained, shall contain terms reasonably satisfactory to Buyer and shall be in full force and effect on the Closing Date and copies thereof shall have been provided to Buyer at Closing.

(g) Capital Acquisition.   Buyer shall have entered into a financing agreement which shall provide Buyer the Capital based on its exercise of commercially reasonable best efforts.

(h) Diligence.  Buyer shall be satisfied with the results of its diligence investigation, in its sole discretion.

Section 6.3.Conditions to Seller’s Obligations.  The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by the Seller in its sole discretion:

(a) Receipt of Payment.  Buyer shall have paid to the Seller the Cash Portion of the Purchase Price as provided in Section 1.3.

(b) Representations and Warranties of Buyer.  All representations and warranties made by Buyer in this Agreement:

(i) shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by Buyer on and as of the Closing Date,

(ii) and the Seller shall have received a certificate dated the Closing Date and signed by an executive officer of Buyer certifying to the matters set forth in this Section 6.3(b).

(c) Performance of Buyer’s Obligations.  Buyer shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate dated the Closing Date and signed by an executive officer of Buyer certifying to the matters set forth in this Section 6.3(c).

(d) Issuance of Consideration Shares.  Alamo shall have issued, or be standing ready to issue the Consideration Shares constituting Equity Portion of the Purchase Price to Range.

(e) Consents and Approvals.  All consents, waivers, authorizations and approvals set forth on any Buyer’s Schedule shall have been duly obtained, shall contain terms reasonably satisfactory to the Seller and shall be in full force and effect on the Closing Date and copies thereof shall have been provided to Seller at Closing.

(f) Receipt of Documents.  Buyer shall have delivered to the Seller the items specified in Section 1.2(b), in each case duly executed and dated the Closing Date.

(g) Capital Acquisition.  Buyer shall have entered into a financing agreement which shall provide Buyer the Capital based on its commercially reasonable best efforts.

ARTICLE VII.

TERMINATION

Section 7.1.Methods Of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a) by the mutual written agreement of the Seller and Buyer;

(b) by written notice from Seller to the Buyer specifying with particularity the applicable Breach, if Buyer has committed a Breach, and such Breach would result in the failure of any condition to Closing set forth in Section 6.3; provided, if such Breach is curable through the exercise of commercially reasonable efforts, then the Seller may only terminate this Agreement if such Breach is not cured by Buyer as applicable, within thirty (30) days after the receipt by the Buyer of a Notification provided pursuant to Section 9.4 specifying with particularity such Breach to cure a Breach will terminate on the Outside Date;

(c) by written notice from Buyer to Seller specifying with particularity the applicable Breach, if the Seller has committed a Breach, and such Breach would result in the failure of the condition to Closing set forth in Section 6.2; provided, if such Breach is curable through the exercise of commercially reasonable efforts, then Buyer may only terminate this Agreement if such Breach is not cured within thirty (30) days after the receipt by the Seller of a Notification provided pursuant to Section 9.4 specifying with particularity such Breach; provided, further, that any right of Seller to cure a Breach will terminate on the Outside Date;

(d) by written notice from either the Seller or Buyer to the other Party, if any condition to the terminating Party’s obligation to proceed with the Closing is not satisfied on or before April 30, 2011 (the “Outside Date”), or if satisfied prior thereto, does not remain satisfied on the Closing Date, and non-satisfaction of such condition was not the result of the other Party’s Breach, provided that no Party whose Breach has resulted in a condition to such Party’s obligation to proceed with Closing not being satisfied will have the right to terminate this Agreement under this Section 7.1(d);

(e) by written notice from Buyer to the Seller, if after the date of this Agreement a Material Adverse Effect has occurred and is continuing with regard to the Seller;

(f) by written notice from Seller to Buyer, if after the date of this Agreement a Material Adverse Effect with regard to Alamo has occurred and is continuing;

Section 7.2.Effect Of Termination.  The following provisions shall apply in event of a termination of this Agreement:

(a) If the Seller has the right to terminate this Agreement pursuant to Section 7.1(b) and the Buyer does not have the right to terminate this Agreement, then the Seller may elect either to (i) specifically enforce the covenants and obligations of Buyer under this Agreement, or (ii) terminate this Agreement.

(b) If Buyer has the right to terminate this Agreement pursuant to Section 7.1(c) and the Seller does not have the right to terminate this Agreement, then Buyer may elect either to (i) specifically enforce the covenants and obligations of the Seller under this Agreement or (ii) terminate this Agreement.

(c) In the event of termination of this Agreement pursuant to Section 7.1 hereof, then except as otherwise set forth in this Section 7.2, this Agreement shall forthwith become void and there shall be no other liability hereunder on the part of Buyer or the Seller (or their respective officers or directors).

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION

Section 8.1.Survival.

(a) The representations and warranties of the Seller or the Buyer contained herein or in any certificates or other documents delivered pursuant to this Agreement on the Closing Date shall survive the Closing for a period of nine (9) months following the Closing Date.

(b) The covenants and agreements in this Article IX shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any claim made with respect to any representation, warranty, covenant or agreement contained herein during the survival period thereof.  The covenants and agreements of the Parties to be performed after Closing contained in Articles VI and X of this Agreement shall survive the Closing for (i) the time period(s) set forth in the respective Sections contained in such Articles, or (ii) if no time period is so specified, without any contractual limitation on the period of survival.  If Closing occurs then no claim may be asserted nor may any action be commenced against any Party for failure to perform or observe any term, provision, covenant or agreement by such Party to be performed or observed under this Agreement at or prior to the Closing, to the extent that such Party has an indemnification obligation with respect thereto, unless written notice of such claim or action is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to two (2) years following the Closing Date.

Section 8.2.Indemnification Coverage.

(a) From and after the Closing, the Seller shall indemnify and defend, save and hold Buyer and each of its respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) harmless if any such Buyer Indemnified Party shall suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, Tax, expense (including reasonable attorneys’, consultants’ and experts’ fees), claim or cause of action (each, a “Loss,” and collectively, “Losses”) arising out of, relating to or resulting from:

(i) any breach or inaccuracy in any representation or warranty by the Seller contained in this Agreement or any certificates or other documents delivered by Seller pursuant to this Agreement at the Closing;

(ii) any failure by the Seller to perform or observe any term, provision, covenant, or agreement on the part of the Seller to be performed or observed under this Agreement;

(iii) Seller’s Taxes;

(iv) any broker or other Person claiming to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of the claiming Person acting at the request of the Seller or its Affiliates; and

(v) any Plan or Plan Liability.

(b) From and after the Closing, Buyer shall indemnify and defend, save and hold the Seller and its respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) harmless if any such Seller Indemnified Party shall suffer any Loss arising out of, relating to or resulting from:

(i) any breach or inaccuracy in any representation or warranty by Buyer contained in this Agreement or any certificates or other documents delivered by Buyer pursuant to this Agreement at the Closing;

(ii) any failure by Buyer to perform or observe any term, provision, covenant, or agreement on the part of Buyer to be performed or observed under this Agreement;

(iii) any broker or other Person claiming to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of the claiming Person acting at the request of Buyer, Alamo or any of its respective Affiliates;

(iv) all Taxes (or nonpayment thereof) of the Operating Entities that are attributable to any taxable period beginning after the Closing Date; and

(c) The foregoing indemnification obligations shall be subject to the following limitations:

(i) The Buyer’s cumulative aggregate liability for Losses shall not exceed $2,000,000.00 (the “Alamo Cap”);

(ii) Seller’s cumulative aggregate liability for Losses shall not exceed 50% of the market value of 8,500,000 shares of Alamo Stock based on the average sales price of Alamo Stock during the twenty (20) days prior to payment (the “Valuation”).  At Range’s option, any amounts payable under this Section 8.2(c)(ii) may be paid in Alamo Stock based on the Valuation.

(iii) the amount of any Losses suffered by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be (such party seeking indemnification pursuant to this Article IX, the “Indemnified Party,” and the other party, the “Indemnifying Party”), shall be determined without giving effect to any materiality or Material Adverse Effect qualifiers;

(iv) no claim may be asserted nor may any action be commenced against any Party for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the other Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1;

(v) no Indemnified Party shall be entitled under this Agreement to multiple recovery for the same Losses; and

(vi) if the Closing occurs, no Indemnified Party is entitled to indemnification or any other recovery under this Agreement with respect to any breach or inaccuracy in any representation or warranty of an Indemnifying Party (A) that would have given the Indemnified Party a right to terminate this Agreement, and (B) of which the Indemnified Party had Knowledge before the Closing, whether pursuant to a notice delivered under Section 5.7 or otherwise.

Section 8.3.Procedures.  Any Indemnified Party shall notify the Indemnifying Party (with reasonable detail) promptly after it becomes aware of facts supporting a claim or action for which indemnification is provided under this Article VIII, and shall provide to the Indemnifying Party as soon as practicable thereafter all reasonably available information and documentation necessary to support and verify any Losses associated with such claim or action.  The failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party’s failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder to the extent of such material prejudice.  The Indemnifying Party shall participate in and defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party’s choice at its sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, there is no admission or statement of fault or culpability on the part of the Indemnified Party and there is an unconditional release of the Indemnified Party from all liability on any claims that are the subject of such claim or action.  The Indemnified Party shall use commercially reasonable efforts upon the reasonable request of the Indemnifying Party to cooperate with and assist the Indemnifying Party in defending, contesting, or otherwise protecting the Indemnified Party against any suit, action, investigation, claim, or proceeding in connection with which a claim for indemnification is made.  The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel for the Indemnified Party if (a) the Indemnifying Party has agreed to pay such fees and expenses, or (b) counsel for the Indemnifying Party reasonably determines that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.  If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

Section 8.4.Remedy.

(a) Except as provided in Section 8.4(b), the Parties agree that equitable relief for matters arising under this Agreement after Closing is only available to the extent provided for in Section 7.2(a) or in Section 7.2(b).  Except for actions involving fraud or intentional misrepresentation, and for equitable relief as provided in the preceding sentence, from and after the Closing the sole remedy of a Party in connection with matters arising under this Agreement shall, in each case, be indemnification under and as set forth in this Article VIII.

(b) If the Audits have not been delivered to Buyer by the sixtieth day following the Closing Date (the “Deadline”), Alamo shall have the option to require the following to occur:

(i) On the 10th day following the Deadline, Alamo shall cancel the Compensation Shares;

(ii) On the 10th day following the Deadline, Range shall pay $400,000 to Alamo;

(iii) On the 10th day following the Deadline, Alamo shall assign all of the Member Interests to Range;

(iv) On the 10th day following the Deadline, Alamo shall turn over to, and release all claims to, any accounts and all accounts payable of the Operating Entities to Range; and

(v) The Parties will cooperate in good faith and make such transfers as may be necessary to unwind the transactions and subsequent actions of the Parties to return them to their status as of the Closing Date.

At any time prior to the 10th day following the Deadline, Alamo shall have the right to waive the provisions of this Section 8.4(b) or to further extend the time period for the execution of these actions to be taken hereunder; provided, however, the extension of the time period after the Deadline shall be no later than thirty (30) days after the Deadline.

Section 8.5.Tax Treatment Of Indemnity Payments.  Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article VIII as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.1.Publicity.  On or prior to the Closing Date, no Party shall, nor shall it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties.  Each Party hereby agrees to the form of press releases announcing this transaction exchanged prior to the Execution Date.  Notwithstanding the foregoing, in the event any such press release or announcement is required by Law or stock exchange rule to be made by the Party proposing to issue the same, such Party may issue or cause publication thereof without consent of the other Parties, but shall use its commercially reasonable efforts to consult in good faith with the other Parties prior to such issuance or publication.

Section 9.2.Successors And Assigns; Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns; provided, however, that no Party shall assign or delegate any of its rights or obligations created under this Agreement without the prior written consent of the other Parties.  Except as contemplated by Section 8.2 or by Article VIII, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 9.3.Fees And Expenses.  Except as otherwise expressly provided in this Agreement, all legal, accounting, financial advisory and other fees, costs and expenses of a Party incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.

Section 9.4.Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the Parties at the following addresses:

If to Buyer, to:
Alamo Energy Corp.
10497 Town and Country Way, Ste. 820
Houston, TX 77024
Attention: Allan Millmaker

with a copy (which shall not constitute notice) to:
Richard L. Edmonson
Hall Estill Attorneys at Law
320 South Boston Ave., Ste. 200
Tulsa, Oklahoma 74103

If to the Seller, to:
Range Kentucky Holdings LLC
P.O. Box 726
504 Fremont Street
Thermopolis, WY 82443-2913

with a copy (which shall not constitute notice) to:
Karen J. Greenwell
Wyatt, Tarrant & Combs, LLP
250 West Main Street, Suite 1600
Lexington, KY 40507

or to such other Persons or at such other addresses as shall be furnished by any Party by like notice to the other Party, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.  No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other Party as provided in this Section 9.4.

Section 9.5.Entire Agreement.  This Agreement, together with the Schedules and the Exhibits hereto, and the other Transaction Documents, represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and therein and no representations or warranties have been made in connection herewith and therewith other than those expressly set forth herein or therein.  This Agreement, together with the Schedules and the Exhibits hereto, and the other Transaction Documents, supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof or thereof and all prior drafts of such documents, all of which are merged into such documents.  No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.

Section 9.6.Waivers and Amendments.  The Seller or Buyer may, by written notice to the other Party:  (a) extend the time for the performance of any of the obligations or other actions of the other Party; (b) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement by the other Party; (c) waive compliance with any of the covenants of the other Party contained in this Agreement; (d) waive performance of any of the obligations of the other Party created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement or in any documents delivered pursuant to this Agreement by the other Party.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver.  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties.

Section 9.7.Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties shall negotiate in good faith to modify this Agreement to include a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.8.Titles and Headings.  The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9.Signatures And Counterparts.  Facsimile or electronic transmission of any signed original document and/or retransmission of any signed facsimile or electronic transmission shall be the same as delivery of an original.  At the request of Buyer or the Seller, the Parties will confirm facsimile or electronic transmission by signing a duplicate original document.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10.Enforcement Of The Agreement; Damages.  Each of the Parties hereto acknowledges and agrees that in the event any covenant or obligation of the acknowledging Party to be performed after Closing is not performed in accordance with the specific terms of this Agreement or is otherwise breached, then the other Party shall be entitled to an injunction or injunctions to prevent such non-performance or breach and to specifically enforce the covenants and obligations of the acknowledging Party to be performed after Closing, in any courts of the State of Texas, and in the federal courts of the United States of America located in Harris County, Texas, in addition to any other remedy to which it may be entitled for such non-performance or breach.

Section 9.11.Governing Law.  This Agreement shall be governed by and construed in accordance with the internal and substantive Laws of the Commonwealth of Kentucky and without regard to any conflicts of Laws concepts that would apply the substantive Law of some other jurisdiction.

Section 9.12.Disclosure.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  Disclosure of any item in any section of the Schedules shall serve to qualify the correspondingly numbered representation and warranty or covenant in this Agreement to the extent specified therein and any other representation and warranty or covenant only to the extent the applicability of such disclosure to such other representation and warranty or covenant is reasonably apparent to the non-disclosing party.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or specific item are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.13.Consent To Jurisdiction.  To the fullest extent permitted by applicable Law, the Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas, and of the federal courts of the United States of America located in Harris County, Texas, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.14.Waiver of Trial by Jury.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Section 9.15.Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Schedules and Exhibits refer to the Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE X.

DEFINITIONS

For purposes of this Agreement, the term:

Section 10.1. “Affiliate” or “Affiliates” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first- mentioned Person.

Section 10.2.   “Agreement” has the meaning assigned to such term in the Preamble.

Section 10.3.   “Alamo Material Contracts” has the meaning assigned to such term in Section 4.17(a).

Section 10.4. “Alamo SEC Reports” means reports filed by Alamo with the Securities and Exchange Commission since November 19, 2009.

Section 10.5.   “Alamo Preferred Stock” means the share of preferred stock issued by Alamo, as reflected in the Alamo SEC Reports.

Section 10.6.   “Alamo Stock” means shares of common stock of Alamo (ALME.OB) having a part value of $0.001 per share.

Section 10.7.   “Audits” shall have the meaning assigned to such term in Section 5.10(a).

Section 10.8.  “Breach” means any matter, fact or circumstance that constitutes a breach by a Party of any representation, warranty, agreement, obligation, or covenant of such Party contained in this Agreement.

Section 10.9.   “Business Day”  means any day of the year on which national banking institutions in Texas are open to the public for conducting business and are not required or authorized to close.

Section 10.10.   “Buyer” has the meaning assigned to such term in the Preamble.

Section 10.11.   “Buyer Indemnified Parties” has the meaning assigned to such term in Section 8.2(a).

Section 10.12.   “Buyer Representatives” has the meaning assigned to such term in Section 5.3.

Section 10.13.   “Capital” has the meaning assigned to such term in Section 5.12.

Section 10.14.   “Cash Portion” has the meaning assigned to such term in Section 1.3.

Section 10.15.   “Closing” has the meaning assigned to such term in Section 1.1(b).

Section 10.16.   “Closing Date” has the meaning assigned to such term in Section 1.1(b).

Section 10.17.   “Code” means the Internal Revenue Code of 1986, as amended.

Section 10.18.   “Consideration Shares” has the meaning assigned to such term in 1.2(b)(ii).

Section 10.19.    “Deductible” has the meaning assigned to such term in Section 8.2(c)(iii).

Section 10.20.   “Development Agreement” has the meaning assigned to such term in Section 1.2(a)(vi).

Section 10.21.   “Drilling” shall mean KYTX Drilling Company, LLC.

Section 10.22.   “Drilling Assets” has the meaning assigned to such term in Section 3.13(a).

Section 10.23.   “Drilling LLC Agreement” shall mean the Operating Agreement of KYTX Drilling Company, LLC.

Section 10.24.   “Effective Date” shall mean 12:01 a.m. Eastern Standard Time on February 1, 2011.

Section 10.25.   “Employees” has the meaning assigned to such term in Section 2.9.

Section 10.26.   “Employment Agreements” has the meaning assigned to such term in Section 5.13.

Section 10.27.   “Employee Plans” means any “employee benefit plan,” as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other bonus, pension, stock/unit option, stock/unit purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangement, whether written or oral.

Section 10.28.   “Encumbrances” has the meaning assigned to such term in Section 1.1(a).

Section 10.29.   “Environmental Laws” means collectively, all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the environment (including natural resources), or workplace health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C.§ 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; in each case, as amended and the regulations promulgated pursuant thereto and as each is in effect on the date of this Agreement.

Section 10.30.   “Equity Portion” has the meaning assigned to such term in Section 1.3.

Section 10.31.   “ERISA” has the meaning assigned to such term in the definition of “Employee Plans.”

Section 10.32.   “Exchange Act” has the meaning assigned to such term in Section 4.8.

Section 10.33.   “Execution Date” has the meaning assigned to such term in the preamble.

Section 10.34.   “GAAP” means generally accepted accounting principles at the time.

Section 10.35. "Good and Defensible Title" means, with respect to each well listed on Exhibit 3.11, such record title (including such leases and assignments as are in the process of being recorded) and ownership by KYTX that:

(A) entitles KYTX to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit 3.11 as KYTX's Net Revenue Interest of all hydrocarbons produced, saved and marketed through each well;

(B) obligates KYTX to bear not greater than the percentage set forth in Exhibit 3.11 as KYTX's Working Interest of the costs and expenses relating to the maintenance, development and operation of each well (unless there is a corresponding increase in Seller's Net Revenue Interest);

(C) as to all other Oil and Gas Properties, such title that would be acceptable to a reasonably prudent owner of oil and gas interests.

Section 10.36.   “Governmental Authority” means any foreign, federal, tribal, state or local government, court, agency or commission or other governmental or regulatory body or authority or of any arbitrator.

Section 10.37.   “Hazardous Material” shall mean any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any:  (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

Section 10.38.    “Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

Section 10.39.   “Indemnified Party” has the meaning assigned to such term in Section 8.2(c)(iv).

Section 10.40.   “Indemnifying Party” has the meaning assigned to such term in Section 8.2(c)(iv).

Section 10.41.   “Knowledge of the Buyer” means matters, facts or circumstances that Allan Millmaker and Phillip Mann are aware of (without a duty of inquiry) either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention in their capacities as members of management of Alamo.

Section 10.42.   “Knowledge of the Seller” means matters, facts or circumstances that Richard Derr and William Byrd are aware of (without a duty of inquiry) either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention in their capacities as members or as members of management of the Seller or other Operating Entities.

Section 10.43.   “KYTX” shall mean KYTX Oil and Gas, LLC.

Section 10.44.   “KYTX LLC Agreement” shall mean the Operating Agreement of KYTX Oil and Gas, LLC.

Section 10.45.   “Law” has the meaning assigned to such term in Section 2.3.

Section 10.46.   “Legal Proceeding” has the meaning assigned to such term in Section 2.6.

Section 10.47.   “LLC Agreements” has the meaning assigned to such term in Section 1.1(a).

Section 10.48.   “Lock-Up Agreement” has the meaning assigned to such term in Section 1.6.

Section 10.49. “Loss” or “Losses” has the meaning assigned to such term in Section 8.2(a).

Section 10.50.   “Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), assets, properties, business, operations or results of operations of the Operating Entities, taken as a whole, or Range or Alamo, as applicable, that is material and adverse to the Operating Entities, taken as a whole, Range or Alamo, as applicable, or that materially or adversely affects the ability of Alamo or Seller, as applicable, to consummate the transaction contemplated hereby.

Section 10.51.   “Member Interests” has the meaning assigned to such term in the Recitals.

Section 10.52.   “Member Interests Assignments” has the meaning assigned to such term in Section 1.2(a)(i).

Section 10.53.   “Notification” has the meaning assigned to such term in Sections 5.7(a) and (b).

Section 10.54.  “Oil and Gas Agreements” has the meaning assigned to such term in Section 3.11(a).

Section 10.55.   “Operating Entity Material Contract” has the meaning assigned to such term in Section 3.15(a).

Section 10.56.   “Oil and Gas Properties” means all interests in and rights with respect to oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions).

Section 10.57.   “Operating Entities” has the meaning assigned to such term in the Recitals.

Section 10.58.   “Organizational Documents” means with respect to any entity, the certificate of incorporation, by-laws, certificate of formation, limited liability company operating agreement, partnership or limited partnership agreement or other formation or governing documents of such entity.

Section 10.59.   “Outside Date” has the meaning assigned to such term in Section 7.1(d).

Section 10.60.   “Parties” or “Party” has the meaning assigned to such term in the Preamble.

Section 10.61.   “Permitted Encumbrances” means:

(a) to the extent waived prior to Closing, preferential purchase rights and rights of first refusal;

(b) inchoate mechanics’ and materialmens’ liens for amounts not yet delinquent and liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(c) liens arising under operating agreements or sales, processing, gathering, storage and transportation contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(d) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent (a) shown of record in the jurisdiction where located and (b) valid and enforceable in accordance with the terms thereof;

(e) rights reserved to or vested in any governmental, statutory, municipal or public authority to control or regulate any of the relevant properties or assets in any manner and all applicable laws, rules and orders of any Governmental Authority;

(f) rights of surface owners or the rights of the owners of undivided interests in the Oil and Gas Properties, and

(g) all other liens, charges, encumbrances, defects and irregularities that are not such as to materially interfere with the operation, value or use of the property or asset affected.

Section 10.62.   “Person” means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Section 10.63.   “Pipeline” shall mean KYTX Pipeline, LLC.

Section 10.64.   “Pipeline Assets” has the meaning assigned to such term in Section 3.12(a).

Section 10.65.   “Pipeline LLC Agreement” shall mean the Operating Agreement of KYTX Pipeline, LLC.

Section 10.66.   “Plan Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, or (v) any other provision of ERISA or the Code.

Section 10.67.   “Pre-Effective Period” has the meaning assigned to such term in Section 5.9(a).

Section 10.68.   “Pre-Effective Period Return” has the meaning assigned to such term in Section 5.9(a).

Section 10.69.   “Purchase Price” has the meaning assigned to such term in Section 1.3.

Section 10.70.   “Range” shall mean Range Kentucky Holdings LLC.

Section 10.71.   “Range Cap” has the meaning assigned to such term in Section 8.2(c)(ii).

Section 10.72.   “Registered Shares” has the meaning assigned to such term in Section 1.5.

Section 10.73.  “Registration Rights Agreement” has the meaning assigned to such term in Section 1.5.

Section 10.74.   “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

Section 10.75.   “Rights-of-Way” has the meaning assigned to such term in Section 3.11(k).

Section 10.76.   “SEC” means the Securities and Exchange Commission.

Section 10.77.   “Securities Act” has the meaning assigned to such term in Section 4.9.

Section 10.78.   “Seller” has the meaning assigned to such term in the Preamble.

Section 10.79.   “Seller Indemnified Parties” has the meaning assigned to such term in Section 8.2(b).

Section 10.80.   “Seller’s Representatives” has the meaning assigned to such term in Section 5.3(a).

Section 10.81.   “Seller’s Taxes” means any federal, state or local income taxes payable with respect to (i) any taxable gain recognized upon the sale of the Member Interests and (ii) the portion of any items of income loss deduction gain or credit properly allocable to the Member Interests attributable to any Pre-Effective Date Period. Seller’s Taxes also include any other federal, state or local taxes, attributable to the period ending on the Effective Date and imposed upon the Operating Entities or their owner.  Such Taxes include, but are not limited to, sales, property, franchise, excise, severance and production taxes.

Section 10.82.   “Solvent” has the meaning assigned to such term in Section 2.7.

Section 10.83.   “Subsidiary” when used with respect to any Party means any corporation or other organization of which such Party directly or indirectly owns at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

Section 10.84.   “Tax” or “Taxes” has the meaning assigned to such term in Section 3.5(a).

Section 10.85.   “Tax Returns” has the meaning assigned to such term in Section 3.5(a).

Section 10.86.   “Transaction Documents” means this Agreement and the other agreements, contracts, documents, instruments and certificates provided for in this Agreement to be entered into by one or more of the parties hereto or any of their Affiliates in connection with the transactions contemplated by this Agreement.

Section 10.87.   “Transfer Taxes” has the meaning assigned to such term in Section 5.9(c).

Section 10.88.   “Well Interests” has the meaning assigned to such term in Section 3.11(b).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER: RANGE KENTUCKY HOLDINGS LLC By its Manager: Range Exploration Partners LLC
By:	/s/Frode Aschim
Frode Aschim Its: Manager

BUYER: ALAMO ENERGY CORP.
By:	/s/ Allan Millmaker
Allan Millmaker Its: Chief Executive Officer